UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF RHODE ISLAND

-----------------------------------------------------*
In re: :

QUADRAX CORPORATION                                    :        BK No.  98-10799
                  Debtor(s)
                                                       :
-----------------------------------------------------*

         The Second Amended Plan of Reorganization of E.B. Acquisition, LLC Filed Jointly with the Debtor Quadrax Corporation (the "Plan") under Chapter 11 of. Title 11, United States Code, dated August 12, 1999, having been transmitted to Debtor's creditors and equity security holders, and it having been determined after notice and a hearing that:

     1. The Plan, a copy of which is attached, has been accepted in writing by the creditors and equity security holders whose acceptance is required by law;

     2. The Plan complies with the applicable provisions of Title 11, United States Code;

     3. The proponent of the Plan has complied with the applicable provisions of Title 11, United States Code;

     4. The Plan has been proposed in good faith and not by any means forbidden by law;

     5. Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with the case, or in connection with the Plan and incident to the case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to the approval of the Court;

     6. The identity and affiliations of the persons who are to be directors or officers, or voting trustees, if any, of the reorganized debtor, after confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is consistent with the interest of the creditors and equity security holders and public policy:

     7. The identities of any insiders that will be employed or retained by the reorganized debtor and the nature of their compensation have been fully disclosed;

     8. That each impaired class of claims or interest, if any, has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest, property of a value, as of the affective date of the Plan, that is not less than the amount that would be paid on such claim if the estate of the debtor were liquidated under 11 U.S.C. Chapter 7 on such date;

     9. Any allowed claim under 11 U. S. C. ss. 507(a)(8) will be paid in full on the effective date of the Plan;

     10. Any class of claims that is impaired under the Plan, at least one class of claims that is impaired under the Plan has accepted the Plan, determined without including any acceptances of the Plan by any insider;

     11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the Plan, unless such liquidation, or reorganization is proposed in the Plan;

     12. The Debtor will be able to make all payments under the Plan and comply with the Plan;

     13. Any fee, charge, or amount required under 28 U. S. C. ss. 1930 or by the Plan to be. paid before confirmation has been paid or will be paid on the effective date of the Plan;

     14. With respect to each class, pursuant to 11 U. S. C. ss.1126, such class has accepted the Plan;

     15. As of the commencement of this case and as of the date of this Order, the Debtor had no retirement benefit plans for its employees or former employees and no retiree benefits, as that term is defined in Section 1114 of Title 11, due such employees and former employees.

     NOW THEREFORE, It is ORDERED that:

     a. The Plan, a copy of which is annexed hereto, is hereby is confirmed.

     b. All dividends shall be disbursed in accordance with the Claims deemed allowed pursuant to 11 U. S. C. 81111 and as set forth in the Distribution Order approved by this Court, and any deviation therefrom shall be made only after application and approval of this court.

     c. The Debtor is authorized and directed to issue common stock certificates in the Reorganized Debtor to the general unsecured creditors in Class Four, to Debtor's equity holders of record as of the effective date of the Plan in accordance with the terms of the Plan and the Distribution Order approved by this Court, and any deviation therefrom shall be made only after application and approval of this Court. The Debtor is further authorized to issue common stock in the Reorganized Debtor to E.B. Acquisition L.L.C., or its designee, in accordance with the terms of the Plan.

     d. The Reorganized Debtor is hereby authorized to enter into an arrangement with Fuller Company or its designee ("Fuller") regarding the Reorganized Debtor's thermoplastic tape lines and the operation thereof that is consistent with the description of such arrangement contained in the Second Amended Disclosure Statement of E.B. Acquisition, L.L.C. With Respect to its Second Amended Plan of Reorganization, Filed Jointly with Debtor (the "Disclosure Statement"), with such changes or modifications as (i) do not materially affect the economic benefit of the arrangement to the Reorganized Debtor as described in the Disclosure Statement or (ii) are approved by Order of this Court on motion after notice (the "Thermoplastic Arrangement"), and for such purposes,
(a) the Reorganized Debtor, through one or more of its officers, may make, execute, deliver, and perform under such agreements and other documents as shall be necessary or desirable to evidence, implement, or consummate the Thermoplastic Arrangement, and (b) the Reorganized Debtor is hereby authorized to assume and to assign to Fuller that certain License Agreement between the Debtor and Phillips Petroleum Company pertaining to the thermoplastic tape lines and operations thereof and related proprietary technology, dated September 8, 1992, and all modifications or additions thereto, in accordance with the provisions of the Plan. Entry of this Order shall be deemed compliance with any undertaking by the Debtor or the Reorganized Debtor to obtain Court approval for the Thermoplastic Arrangement prior to confirmation of the Plan.

     e. Pursuant to 11 U.S.C. ss.1106(7) and Fed. R. Bank. P. 3022, within one year of the entry of the Order of Confirmation, or, if sooner, upon the substantial consummation of the Plan of Reorganization and full administration of the estate, the Debtor is required to file with the Clerk of Court, and to serve upon all interested parties, a Final Report and Request for Final Decree. The Final Report must: (1) identify all payments to creditors, interest holders, expenses of administration and issuance of stock under the plan; (2) state that the plan has been fully or, substantially consummated; and (3) request entry of a final decree. If after the expiration of one year the Debtor does not believe it has substantially consummated the Plan, a Status Report must be filed to inform the Court and interest parties of: (1) the progress and status of the Plan to date; (2) why the filing of the final report and request for final decree cannot be made at this time; and (3) the date that the final report and request for final decree will be filed. Failure to file either the Final Report and Request for Final decree or the Status Report within the prescribed one year period will automatically result in the issuance of an Order to Show Cause and possible imposition of sanctions.

                                                 ENTER:

                                                  /s/
                                                  ------------------------------
                                                  Arthur N. Votolato
                                                  United States Bankruptcy Judge
                                                  Dated: 10/22/99

                                  CERTIFICATION
                                  -------------

     The undersigned hereby certifies that on the 21st day of October, 1999, I forwarded a true copy of the within Order via facsimile, to the following parties:


Sheryl Serreze, Esq.                                James Palermo
United States Trustee's Office                      Quadrax Corporation
10 Dorrance Street, Room 910                        c/o Victor Wire & Cable
Providence, RI  02903                               618 Main Street
                                                    P.O. Box 1001
                                                    West Warwick, RI 02891

Andrew Richardson, Esq.                             Abraham Backenroth, Esq.
Boyajian, Harrington & Richardson                   Backenroth & Grossman
182 Waterman Street                                 885 Second Avenue
Providence, RI  02906                               New York, NY  10017

Vincent J. Mariott, III, Esq.
Ballard, Spahr, Andrews & Ingersoll, LLP
1735 Market Street, 51st Fl.
Philadelphia, PA  19103-7599
Phone: 212-593-1100 ext. 336
Fax:     212-644-0544

                         UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF RHODE ISLAND

In Re:

QUADRAX CORPORATION                                             Bk. No. 98-10799
Debtor                                                                Chapter 11


                                 SECOND AMENDED
                                 --------------
               PLAN OF REORGANIZATION OF E.B. ACQUISITION, L.L.C.,
               ---------------------------------------------------
                          FILED JOINTLY WITH THE DEBTOR
                          -----------------------------

     E.B. Acquisition, L.L.C. or its designee(s) or nominee(s) (hereinafter referred to as "investor"), jointly with the Debtor Quadrax Corporation (the "Debtor"), proposes the following Second Amended Plan of Reorganization (the "Plan") to the creditors and equity holders of the Debtor pursuant to Section 1121 of Chapter 11 of the United States Bankruptcy Code. The provisions of this Plan shall be binding upon the Debtor, all creditors of the Debtor, irrespective of the nature of their claims, all equity security holders of the Debtor and upon the Debtor, its successors and assigns.


                                   ARTICLE II
                                   ----------
                                   DEFINITIONS
                                   -----------


     1. ALLOWED CLAIMS shall mean all claims (as defined herein) that have been allowed by an Order of the Bankruptcy Court entered in these cases or by express provisions in this Plan.

     2. CLAIMS shall mean all claims, as defined in Section 101(5) of the Bankruptcy Code, against the Debtor of whatever nature whether or not scheduled, liquidated or unliquidated, absolute or contingent, unsecured or secured by assets of the Debtor, including all claims arising from the rejection of executory contracts, license agreements and unexpired leases, any claims for damages for personal injury or to personal property based upon strict liability, negligence, worker's compensation statutes, or breach of warranty (express or implied) relative to services rendered by the Debtor, or employment with the Debtor, or any claims arising under or relative to any promissory notes, debentures, and loans to the Debtor, and all claims based upon breach of contract, tort, or any other theories of liability, provided all said claims or interests have been duly scheduled or proven by a timely filed Proof of Claim.

     3. CODE shall mean the Bankruptcy Reform Act of 1978 as codified in Title 11 of the United States Code, and as amended by the Bankruptcy Amendments and Federal Judgeship Act of 1984, P.L. 98-353, the Bankruptcy Judges, United States Trustees, and Family Farmer Bankruptcy Act of 1986; P.L. 99-554, the Bankruptcy Reform Act of 1994, P.L. 103-394 and any and all other amendments thereto as of the Date of Confirmation of the Plan.

     4. CONFIRMATION   shall  mean  the   approval  of  a  proposed   Plan  of
Reorganization for Debtor by Order of the Court.

     5. COURT shall mean the United States Bankruptcy Court for the District of Rhode Island, including the United States Bankruptcy Judge presiding therein.

     6. CREDITORS shall mean all creditors of the Debtor holding claims for debts, liabilities, demands, or claims of any nature whatsoever, whether
unsecured  or  secured  by  assets  of  the  Debtor,  and  whether   liquidated,
unliquidated, absolute, contingent, or disputed.

     7. DATE OF CONFIRMATION shall mean the date on which the Court shall confirm by Order this proposed Plan of Reorganization.

     8. DEBTOR shall mean Quadrax Corporation, a Rhode Island corporation.

     9. EQUIPMENT AGREEMENT shall mean any agreement entered into by the Debtor for the acquisition, use or lease of equipment to be utilized by the Debtor in its business or manufacturing operations, regardless of the nature of the agreement, e.g, a lease agreement, a financing agreement, or an installment purchase contract, and irrespective of whether the creditor to any such agreement holds a duly perfected and enforceable lien against any equipment that is the subject of such agreements.

    10. EQUITY HOLDERS shall mean all holders of certificated shares of stock or common stock in the Debtor as of the Confirmation Date.

    11. GENERAL UNSECURED CLAIMS shall mean all claims held by creditors of the Debtor, other than secured claims as defined by Section 506 of the Code, that are not entitled to priority under Section 507 of the Code, and shall include, but not limited to, claims arising from the rejection of executory contracts, license agreements and unexpired leases, all claims for damages for personal injury or to personal property based upon strict liability, negligence, worker's compensation statutes, or breach of warranty (express or implied) relative to services rendered by the Debtor, all claims of former employees or current employees of the Debtor relative to employment with the Debtor, irrespective of the theory of liability, all claims arising under or relative to any promissory notes, debentures (whether or not such debentures are convertible) or loans to the Debtor, that portion of the claim of a secured creditor which is under-secured as provided by Code Section 506(a) and all claims based upon breach of contract, tort, or any other theories of liability, whether or not such claims are scheduled or unscheduled, liquidated or unliquidated, contingent or absolute, or disputed.

    12. INVESTOR shall mean E.B. Acquisition L.L.C., a New York limited liability company or its designee(s) or nominee(s) that will be funding the plan.

    13. LIEN shall mean a mortgage, pledge, enforceable final judgment lien, enforceable statutory lien, security interest, or other encumbrance on Debtor's assets that is effective and perfected under applicable laws as of the date of the commencement of Debtor's case not avoidable or unenforceable under any provisions of the Code or other applicable non-bankruptcy law.

    14. SECURED CLAIM shall mean any claim secured by a lien on any assets of the Debtor to the extent of the value of such assets, which lien is valid, perfected, and enforceable under applicable law, and is not subject to avoidance under the Code or other applicable non-bankruptcy law, and is duly established and allowed as a claim in this case.

    15. VICTEL shall mean Victel, Inc., the Debtor's wholly owned subsidiary which owns all of the shares of stock in Victor Electric Wire & Cable Corporation.

    16. VICTOR shall mean Debtor's subsidiary Victor Electric Wire & Cable Corporation, an operating company not in Chapter 11 which manufactures and distributes electric wire and cable.

                                   ARTICLE III
                                   -----------
                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS
                 ----------------------------------------------


         Holders of any and all Claims against the Debtor and the interests of all equity securities holders, debenture holders, holders of warrants issued by the Debtor for the purchase of common stock of the

Debtor and all holders of other rights to acquire interests in the Debtor shall be bound by the provisions of this Plan, and are hereby classified in the following manner.

          CLASS ONE consists of all administrative expenses entitled to priority under Code Section 507(a)(1), including, without limitation:

          (i) Counsel and Special Counsel engaged by the Debtor, any Accountants engaged by the Debtor, Counsel to the Official Unsecured Creditors' Committee (the "Committee") and any accountants or other professionals that may be engaged by the Committee, for services that may be rendered in connection with this case, and any other claims entitled to priority under Section 507(a)(1), to the extent the same are allowed by Order of the Court.

          (ii) all Claims of creditors, if any, arising after the commencement of this case for services, goods or rents and charges that may be due and owing by the Debtor after the commencement of the case, to the extent the same become Allowed Claims including, but not limited to, moving and resetting up expenses in the event the Debtor is evicted from the California and/or Portsmouth facilities and the expenses of protecting and preserving the Debtor's machinery and equipment relating to the thermoplastic tape line (the "tape line") including, but not limited to moving expenses, storage charges, labor and salary pertaining to the tape lines and the expense of satisfying back licensing fees and charges relating to the tape lines which licenses are being assumed on confirmation of the plan; and

          (iii) all Claims of parties to any executory contracts and unexpired leases, including but not limited to real estate leases, equipment leases and license agreements, to the extent such contracts or leases are assumed by the Debtor, as approved by the Court after notice or as assumed under the Plan (i.e. executory contract relating to the licensing agreement with respect to the tape lines) thereof, and relative to amounts required to be paid in order to cure monetary defaults under such contracts or leases, in such amounts as may be determined by the Court and all environmental clean-up expenses attributable to any of the leased or owned premises of the Debtor or of Victor. With the exception of the licensing agreements relating to the tape lines which are deemed assumed on confirmation of the Plan, all Debtor's executory contracts will be deemed rejected on confirmation unless expressly assumed in writing; and

          (iv) all claims of the Office of the United States Trustee for any Chapter 11 quarterly fees and Court fees under 11 U.S.C. ss.1930 that have not been paid and are due through the date of the entry of a final decree closing this case.

          (v) expenses of not more than $100,000 which may be incurred by investor or Victor with respect to:

                    (a) the protection or preservation of the tape lines including moving, storage, labor and salaries and other expenses pertaining to the tape lines; and

                    (b) all expenses relating to the preparation of tax returns and legal and accounting services pertaining to the carry forward losses of the Debtor.


         CLASS TWO consists of all Claims entitled to priority under Section 507(a)(2), (3) and (4) to the extent the same become

Allowed Claims.

         CLASS THREE consists of the Claims of any taxing authorities that constitute priority claims under Section 507(a)(8) of the Code to the extent any such claims become Allowed Claims.

         CLASS FOUR consists of the Claims of all general unsecured, non-priority creditors of the Debtor, to the extent of any such claims become Allowed Claims. This class consists of Claims of whatever kind or nature that are not included in any other class specified herein, as scheduled or as filed and as allowed by Order of the Court after final resolution of any objections or disputes with regard to any such Claims.

         Expressly included within this Class, without limitation, any Claims that become allowed based upon the rejection of any executory contracts or unexpired leases of the Debtor including any claims arising under Equipment Agreements that were terminated by the Debtor prior to the commencement of the case or are terminated after the Commencement of the case, any claims for damages for personal injury or for personal property based upon strict liability, negligence, worker's compensation statutes, or breach of warranty (expressed or implied) relative to services rendered by the Debtor or employment with the Debtor, any Claims arising under any consulting agreement or employment agreements with the Debtor relative to employment with the Debtor or the provision of consulting services to the Debtor, any Claims arising under or relative to any promissory notes, debentures or loans to the Debtor, or guarantee issued by the Debtor, (including the contractual claims of Sovereign Partners, L.P. and Dominion Capital Fund under debentures issued by the Debtor, but not any fraud claims of said creditors), all claims relative to the unsecured portion of a secured creditor's claim and all Claims that become allowed based upon breach of contract, tort or any other theories of liability, whether or not such Claims are scheduled or unscheduled, liquidated, or unliquidated, contingent or absolute or disrupted.

         CLASS FIVE consists of the claims, if any, (a) any holders of any fraud Claims arising from or in connection with the purchase or sale of an equity security, convertible debenture or warrant of the Debtor, including, but not limited to, preferred stock, common stock, any stock options and any and all other rights to acquire interests in the Debtor, for damages arising from the circumstances surrounding the purchase or sale of such securities or other interests but not the contractual rights or interest created thereby (collectively the "Stock Securities Claims"), and (b) any Claims of current or former employees, officers or directors of the Debtor for indemnification, pursuant to the provisions of Debtor's corporate By-Laws, by reason of any claims asserted or that may be asserted against such employees, officers or directors relating to or arising out of their serving as such employee, officer or director (collectively the "Indemnification Claims"). Such claims do not include claims of such officers, directors or employees relating to compensation owned by the Debtor for their services to the Debtor.

         CLASS SIX consists of the interests of all equity security holders of the Debtor and the interests of all holders of warrants issued by the Debtor for the option to purchase shares of the common stock of the Debtor.


                                   ARTICLE IV
                                   ----------
                                UNIMPAIRED CLAIMS
                                -----------------


A.       CLASSES AND INTERESTS UNIMPAIRED UNDER THE PLAN.
         -----------------------------------------------

         All Claims in Classes One, Two and Three are not impaired under the Plan.

B.       TREATMENT OF UNIMPAIRED CLAIMS.
         ------------------------------

                                    CLASS ONE
                                    ---------

         Allowed claims in this Class shall be paid in cash in full on the Effective Date of the Plan, or upon the entry of an Order of the Court allowing such administrative expense claims, whichever shall be in the later date, or upon such other items as may be agreed to by each such claimant, the Debtor and the Investor.

                                    CLASS TWO
                                    ---------


         The Allowed Claims of creditors entitled to priority under Section 507(a)(2), (3) and (4) shall be paid in full on the Effective Date of the Plan. Payments to creditors holding claims for wages, vacation pay and severance pay, to the extent such claims become Allowed Claims, shall receive the net amount of their Allowed Claims after deduction of all payroll withholding taxes required to be withheld by applicable non-bankruptcy law.

                                   CLASS THREE
                                   -----------


         The Allowed Claims of governmental taxing authorities, inclusive of pre-petition accrued interest and all taxes that may become due and payable as a result of the payment under the Plan of wage, vacation and severance pay claims of current and former employees of the Debtor, shall be paid in full on the Effective Date of the Plan.
         Total claims for Class One, Class Two and Class Three shall not exceed $1 million dollars.

                                   ARTICLE V
                                   ---------
                                 IMPAIRED CLAIMS
                                 ---------------


          A.       CLASSES AND INTERESTS IMPAIRED UNDER THE PLAN.
                   ----------------------------------------------

         All claims in Classes Four and Five and the interests of equity holders and holders of warrants in Class Six are impaired under the Plan.

          B.       TREATMENT OF IMPAIRED CLAIMS AND INTERESTS.
                   -------------------------------------------


                                   CLASS FOUR
                                   ----------

         Creditors in this Class holding Allowed Claims shall receive on the Effective Date of the Plan in exchange for their claims:

                    (a)       their  pro-rata  share of a $500,000  distribution
                              pertaining   to  funds   already  held  in  escrow
                              pursuant to Court order dated December 16, 1999;

                    (b) their pro-rata share of 11,500,000 newly issued shares of the Debtor constituting 46% of the 25 million shares in the reorganized Debtor to be issued under the Plan; and

                    (c)       their   pro-rata    distribution    on   avoidance
                              recoveries.

         The Debtor shall make a distribution to each creditor holding an Allowed Claim in this Class, within sixty (60) days of the Effective Date of the Plan to the extent feasible depending on the nature and status of disputed claims (the "Distribution Date"), or the allowance of any such claim, whichever shall be the later date. To the extent any objections to claims in this Class are not resolved on the Distribution Date, and pending resolution of such objections, the Debtor shall retain in escrow, in an interest-bearing account, the pro rata share of the $500,000 distribution to members of this class and the pro-rata portion of the Debtor shares due each such creditor under the Plan based upon the amount of each such creditor's claim as filed.

         Any dividends payable to creditors within this Class that remain unclaimed by any such creditor ninety (90) days following the issuance of such dividend, shall be redistributed by the Debtor to all other members of the Class holding Allowed Claims who have claimed their dividends or for whom dividends are being held in escrow pending resolution of disputed claims.

         Pond Equities, Inc. ("Pond"), a licensed NASDAQ trader, located in New York City, has made an offer (the "Offer") to purchase all or part of the 11,500,000 Shares issued to Creditors in Class Four under the Plan for $0.05 per Share, with no commissions payable by such creditors, provided such Shares are tendered within one year of the Effective Date of the Plan. The payment of the obligations under this Offer will be guaranteed by an irrevocable letter of credit to be issued upon confirmation by Chase Manhattan Bank (the "Letter of Credit"). Creditors in Class Four will be able to draw upon the Letter of Credit through Creditors' Committee Counsel in the event Pond fails to purchase properly tendered Stock Certificates in the Reorganized Debtor in accordance with the procedures set forth in the Offer. Pond's Offer will be exercisable by a Class Four Creditor upon the Effective date of the Plan. Pond has also consented to the jurisdiction of the Bankruptcy Court for the District of Rhode Island for purposes of the enforcement of the Offer by a creditor seeking to enforce its rights under the Offer.

         No creditor is obligated to offer to Pond the Shares in the Reorganized Debtor received under the Plan, and no recommendation relative to such Offer is made by the Investor, the Debtor or the Creditors' Committee.

                                   CLASS FIVE
                                   ----------

         The holders of Claims in this class, to the extent any such Claims become Allowed Claims, shall receive payment of their Allowed Claims against the Debtor solely from insurance or the proceeds of insurance covering such claims, up to the amount of their respective claims and to the extent such proceeds are sufficient to pay such claims against the Debtor. Such payment shall be in full satisfaction, settlement, release and discharge of such Stock Securities Claims and Indemnification Claims against the Debtor.

         All holders of Stock Securities Claims against the Debtor shall file a Proof of Claim with the Court pertaining to such claims within thirty (30) days of the Effective Date of the Plan. Additionally, within thirty (30) days of the Effective Date of the Plan, all holders of any Stock Securities Claims against any former or current employees, officers or directors of the Debtor, shall file a Proof of Claim with the Court pertaining to such Claims, identifying such persons against whom such claims are asserted. Copies of all such Proofs of Claims shall be served upon Counsel for the Debtor, the Investor, and the Committee, any such employees, officers or directors identified in the Proofs of Claim and any known

 Counsel of such persons and the United States Trustee. Any such holders of Stock Securities Claims who fail to timely file such Proofs of Claims against the Debtor or against any former or current employees, officers or directors of the Debtor within said thirty (30) day period, shall be forever barred from asserting any such Stock Securities Claims against the Debtor or against any such employees, officers or directors, and all such claims shall have no force or effect.

         All holders of Indemnification claims shall file Proofs of Claims with the Court within thirty (30) days of service upon such holder of a Stock Securities Claim or other claim against such holder giving rise to such Indemnification Claim. Copies of such Proofs of Claims must be served upon Counsel for the Debtor and the Committee and the United States Trustee. Any holders of Indemnification Claims who fail to timely file such claims against the Debtor within such thirty (30) day period shall be forever barred from asserting any such Indemnification Claims against the Debtor, and all such claims shall be of no force and effect.

         The Reorganized Debtor shall maintain so-called Directors and Liability Insurance, including company reimbursement, in the amount of at least $5,000,000 ("D&O Insurance") for the protection of the former and current employees, officers and directors of the Debtor and the Reorganized Debtor. The Reorganized Debtor shall also purchase continued D&O Insurance coverage for fomer and current employees, officers and directors of the Debtor. the Debtor believes that this continued coverage, while in effect, may protect the Debtor and such employees, officers and directors from loss from claims first made during the coverage period for actions alleged to have been committed before the end of the original D&O Insurance policy period, including, but not limited to Stock Securities Claims.

                                    CLASS SIX
                                    ---------


         Equity Security Holders and Holders of Warrants. On the Effective Date, all outstanding shares of the Debtor will be exchanged for 1,250,000 new shares in the Reorganized Debtor such that 1,250,000 shares will constitute 5% of the newly issued shares which will be distributed, on a pro rata basis, to the Debtor's shareholders holding shares or warrants as hereafter included on the Effective Date. All holders of warrants issued by the Debtor for the purchase of Quadrex Common Stock (the "Old Warrants") shall be entitled to exercise the Old Warrants on or before the Effective Date of the Plan at the price provided in the Old Warrants. Any shares thus issued willthen be subject to the reverse stock split applicable to the other shareholders.

         The aggregate new shares to be issued to the Equity Security Holders and holders of Old Warrants, provided that the holders of Old Warrants exercise their option as provided herein by the Plan prior to the Effective Date, shall cumulatively equal five (5%) percent of the total new outstanding shares as of the Effective Date of the Plan. The balance of the newly issued shares shall be distributed as follows:

                    (a) 11,500,000 shares to general unsecured creditors as hereinbefore provided; and

                    (b) 12,250,000 shares constituting 49% of the outstanding newly issued shares in the Debtor to E.B. Acquisition LLC and/or its designees for nominee(s) in exchange for funding the Plan.


After the Effective Date, the shares held by the current equity security holders, the warrant holders who exercise their options in accordance herewith ad the general creditors will be freely tradeable. The shares to be issues to the Investor and/or the designee(s) or nominee(s) shall be restricted from trading for a period of 1 year following their issuance. The Investor's 49% shareholder interest shall not be diluted by any subsequent issuance of stock whether issued to retire debt or for the purpose of obtaining new assets or equity in the Reorganized Debtor. The Investor's shares of stock will be subject to the registration rights.

         Subject to confirmation of the Plan, Quadrax entered into an understanding with Investor pursuant to which the investor agreed to purchase from Quadrax, for an aggregate purchase price of $100,000, 49% of the outstanding new shares of the Reorganized Debtor (the "Private Placement Securities"). The commitment is subject to the Plan being confirmed by a non-appealable order and becoming effective in accordance with its terms, and the delivery to the Investor of an executed Registration Rights Agreement as hereinafter described, the executed Note and Security Agreement referred to herein and the Common Stock

Certificate representing the Investor's 49% Interest in the Reorganized Debtor. The offer and sale of the Private Placement Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) and Regulation D of the Securities Act. The Investor is an "accredited Investor" within the meaning of rule 501(a) of Regulation D under the Securities Act.

         No funds to be paid by the Investor under the Plan will be paid or deposited into the Disbursing Account (as hereinafter defined) unless and until there is a non-appealable order confirming the Plan, the executed Registration Rights Agreement, the executed Note and Security Agreement adn the Common Stock Certificate representing the Investor's 49% Interest in the Reorganized Debtor are delivered to the Investor.

         The following is a summary of principal proposed terms and covenants of the Private Placement Securities: Restricted Securities:

         The Private Placement Securities are characterized as "restricted Securities." "Restricted securities" are securities that are acquired directly or indirectly from the Issuer, or from an affiliate of the Issuer, in a transaction or chain of transactions not involving a public offering, including securities acquired pursuant to Section 4(2) and Regulation D

         The Investor, after the Effective Date of the Plan, as an affiliate of Quadrax may use the provisions of Rule 144 for resale of these restricted securities without registration. Rule 144 provides a safe harbor from the registration requirements of the Securities Act of 1933. Restricted securities which are sold in compliance with Rule 144 are no longer considered restricted securities and may generally be resold by non-affiliates without restriction except for the one year restriction imposed herein under the Plan.

        Registration Rights:
        --------------------

         Quadrax and the Investor will enter a Registration Rights Agreement providing for demand registration rights on the Private Placement Securities on Form S-3 commencing when Quadrax becomes eligible to use such form under the Securities Act of 1933, as amended. The Investor will also have piggy-back registration rights.

        Contraactual Anti-dilution:
        ---------------------------

         The Private Placement Securities will be entitled to contractual transferable anti-dilution rights. In the event the Debtor issues additional shares of stock, then additional shares of stock will also be issued to the Investor, such that the 49% interest granted the Investor under the Plan continues, without dilution, to be a 49% interest in the total outstanding shares of the Reorganized Debtor. The issuance of such additional shares to retain such 49% interest would be without additional payment by the Investor.

        Taxes.
        ------

         If required by virtue of the jurisdiction of the Investor, the parties willnegotiate mutually satisfactory provisions with respect to withholding taxes.

        Exchange of Shares:
        -------------------

         Promptly after the Effective Date, a letter of transmittal with instructions will be mail to each Quadrax stockholder for use in the exchange of Quadrax Common Stock Certificates and for the use in facilitating the issuance of shares to general creditors. In the reverse stock split, each holder of Quadrax Common Stock will be entitled to receive his pro rata portion fo the 1,250,000 new shares issued under the Plan. Upon surrender of a Quadrax Common Stock Certificate cancellation to American Stock Transfer & Trust Company, or to such other agent or agents as may be appointed by Quadrax, duly completed and validly executed in accordance with the Instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor certificates evidencing the number of shares of

Reorganized Quadrax Common Stock each holder has the right to receive in exchange for his or her shares of Quadrax Common Stock.

         The same procedure will be followed with respect to any shares of Reorganized Quadrax Common stock to be issued to those holders of Old Warrants who execute their options on or before the Effective Date of the Plan to purchase the Debtor Common stock in accordance with the provisions of this Plan and with respect to shares to be issued to great creditors.

         Pond has made an offer to purchase all or part of the Shares issued to shareholders of the Debtor in Class Six under the Plan for $0.05 per Share, with no commissions payable by such shareholders, provided such Shares are tendered within one year of the Effective Date of the Plan. Pond's offer will be exercisable by a Class Six shareholder upon the Effective Date of the Plan. Pond has also consented to the jurisdiction of the Bankruptcy Court for the District of Rhode Island for purposes of the enforcement of this offer by a shareholder seeking to enforce its rights under the Offer.

         No shareholder is obligated to offer to Pond the Shares in the Reorganized Debtor received under the Plan, and no recommendation relative to such offer is made by te Investor, the Debtor or the Creditors' Committee.

                                   ARTICLE VI
                                   ----------
                         ASSIGNMENT OF AVOIDANCE ACTIONS
                         -------------------------------

         On the Effective Date of the Plan, the Debtor will assign to the Committee, all avoidance actions, if any, arising under Sections 544, 545. 546,547, 548 and 553 of the Bankruptcy Code (the "Avoidance Actions"). The Committee may in its discretion pursue any such avoidance actions for the benefit of the general unsecured creditors in Class Four.

         The Committee shall remain in effect  post-Confirmation for purposes of
(a) pursuing any Avoidance Actions, (b) pursuing any Objections to disputed claims filed by the Committee or the Debtor, and (c) distributing to the unsecured creditors in Class Four any funds resulting from the Avoidance Actions or the resolution of disputed claims. Any such additional funds will be distributed pro rata to general unsecured creditors holding allowed claims in Class Four as and when such distribution may be practicable, and after application by the Committee to the Court and approval thereof by the Court. Counsel to the Committee shall serve as the Disbursing Agent with respect to the distribution of any such funds.

         The Committee's Counsel shall continue to represent the Committee post-Confirmation in such matters and with respect to enforcement of the Pond Offer, and the Committee may engage such other or additional Counsel as it deems appropriate subject to the Court's approval. such counsel shall be compensated for their services from the funds in the Debtor's Estate as maybe approved by the Court upon Application of Counsel but limited to the $1 million cap for hotel administration and priority expenses. Notice of any such Applications filed with the Court shall be provided to all unsecured creditors of the Debtor and all other parties in Interest.


                                   ARTICLE VII
                                   -----------
                                 EFFECTIVE DATE
                                 --------------


          The Effective Date shall be the 15th day after the entry of the Order of Confirmation so long as no stay or appeal from each Order has been met.

         In the event of a stay of the Order of Confirmation, Investor shall have the right to withdraw funding of the Plan, and in such event, the Plan shall be null and void.

                                  ARTICLE VIII
                                  ------------
                               EXECUTORY CONTRACTS
                               -------------------

         Any and all executory contracts or unexpired leases of the Debtor including license agreements: (i) not previously rejected by the Debtor as approved by Order of the Court, (ii) not previously assumed by the Debtor as approved by Order of the Court or (iii) for which no Motion to assume any such contract or lease has been filed and is pending with the Court ont he Effective Date of the Plan, shall be and are hereby deemed rejected as of the Effective Date of the Plan, except as follows:

         Licensing agreements pertaining to the Debtor's pre-preg tape lines and associated equipment, as heretofore stated, with Phillips Petroleum Company is deemed accepted as of the confirmation of the Plan.

         Any persons or entities injured by the rejection of any such executory contracts or unexpired leases shall file a Proof of Claim with the Court for damages arising therefrom within thirty (30) days of the Plan Effective Date, unless an earlier filing requirement has been imposed by Order of this Court. Copies of such claims shall be served upon Counsel for the Debtor, the Investor, the Committee and the United States Trustee. Any claims for rejection of an executory contract or unexpired lease that are not timely filed are forever barred and shall have no force and effect. Any such claims that are timely filed, to the extent allowed by the Court, shall be treated and paid in accordance with the provisions of the Plan relating to the claims of general unsecured non-priority creditors in Class Four.


                                   ARTICLE IX
                                   -----------
                           IMPLEMENTATION OF THE PLAN
                           --------------------------


         At least twenty-four (24) hours prior to the Hearing on the Confirmation of the Plan, the Investor shall deposit with Investor's Counsel $1 million to cover all administration and priority expenses, less those funds already expended to pay administration expenses out of the proceeds of the auction sale and such funds advanced by Investor under (v) relating to Class One Claims. The Investor may also direct that the remaining portion of the proceeds of the auction may be used to reduce the payment of Investor provided for in this paragraph. Upon the entry of a final non-appealable order confirming the Plan and compliance with the provisions of the Plan by the Debtor's delivery to the Investor of the executed Registration Rights Agreement, the Note and Security Agreement and the Certificate of Common Stock representing the 49% interest of the Investor in the Reorganized Debtor, such funds shall be transferred to Debtor's Counsel and deposited in an interest-bearing account, entitled "Disbursing Account." Such funds as provided for in this paragraph shall be distributed to administrative creditors in accordance with the provisions of the Plan.

         The Debtor will distribute the monies to be paid by the investor to creditors in accordance with the provisions of the Plan from the Disbursing Account.

         Disputes regarding claims shall be resolved either by agreement of each such claimant and the Debtor, or as determined by the Court after notice to any such affected claimants, the Committee and the United States Trustee.

         In conjunction with the hearing on the confirmation of the Plan, the Debtor shall file a proposed Distribution Order which shall include a schedule of the funds to be held in escrow with respect to each disputed claim and set forth the amounts to be distributed to all other creditor holding Allowed Claims.

         The Investor shall receive 48% of the outstanding new shares of the Reorganized Debtor in consideration of the payment of $100,000 for the purpose of funding the Plan, and the existing equity security holders and these holders of Old Warrants who exercise their options by the Effective Date in accordance with the provisions of the Plan, shall receive in a reverse stock split cumulatively 5% of the outstanding new shares of the Reorganized Debtor. The balance of the new outstanding shares constituting 48% of the total new outstanding shares will be distributed to general creditors.

         The 49% Interest of investor shall not be diluted by any subsequent Issuance of stock whether issued to retire debt for the purpose of obtaining new assets or equity in the Reorganized Debtor.

         The Reorganized Debtor shall issue a note to the Investor in the amount of the $2,450,000 (collectively referred to as the "Note Obligation"), which Note Obligation shall be repayable in two years, bearing monthly interest payments equaling 8% per annum until maturity. To the extent the Reorganized Debtor has insufficient cash flow to pay any interest payment under the Note Obligation, such interest shall accrue and be payable upon the maturity of the Note Obligation. On the Effective Date, Victel and Victor shall be merged into the Debtor and appropriate Articles of Merger or other corporate documents as required shall be prepared, executed and filed as necessary to effectuate such merger. Under the terms of the merger, the Reorganized Debtor will assume all obligations of Victel and Victor including the secured obligation of Congress Financial Corp. In addition, the Note Obligation will be secured by a second position lien, subordinate to the lien of Congress, against all assets of the Debtor. The Note Obligation shall be accelearated to the extent of the proceeds of liquidation, if any, or other disposition proceeds of the collateral securing the same.

        Any Debt incurred by the Reorganized Debtor under the Plan, other than debt in favor of the investor, shall be unsecured and subordinated in payment to the obligation of Victor/Victel to Congress (the "Obligations"). The Investor's debt may be secured by the assets of the Reorganized Debtor, and shall be subordinate in payment and priority to the Obligations and the lien and security interest of Congress.

         The Debtor shall seek to refinance the Note Obligation to the investor in order to pay such obligation at its maturity. However, in the event the Reorganized Debtor is unable to pay in full or refinance the same, the investor will extend the term of the Note Obligation upon such terms as may be necessary for the Reorganized Debtor to meet all of its Obligations based upon its financial obligations at the time of the Initial Maturity of the Note Obligation and its projections of future revenuee.

         The Reorganized Debtor intends to continue its themoplastic tape business through an anticipated arrangement with the Fuller Company ("Fuller") pursuant to terms and conditions of a formal agreement to be negotiated by the Investor and Fuller, and subject to the approval of the Bankruptcy Court prior to confirmation of the Plan. The Fuller arrangement would insure the continuation of the Debtor's business and the continuation of employment for Debtor's personnel. The Fuller arrangement would also add the support of a substantial end user of the product and add to the marketing strength of the product.

         The Reorganized Debtor will obtain all assets and assume all obligations of Victor/Victel and will specifically assume all obligations to Congress pursuant to the terms of an assumption agreement as provided for in the amended and restated Term Sheet Incorporated under a certain order of the Bankruptcy Court dated December 16, 1998.

         The Board of Directors of the Reorganized  Debtor shall consiste of one
(1) member of the present board, Jim Palermo, and four (4) members appointed by the investor, Brent Dowd of Mid-America Cable Company, Divid Bistricer, Nachum Stein and Abraham Backenroth, Esq., who shall serve until such next regularly held annual meeting of the shareholders in accordance with the Debtors By-Laws. The Debtor's Certificate of Incorporation will be amended to provide that the Board of Directors will have the discretion to issue such additional shares of stock as the Board deems appropriate and in the best interest of the Reorganized Debtor without restriction as to the amount of shares that can be issued; provided, however, that in such event, additional shares will also be issued to the investor to ensure that the 49% interest granted the Investor under the Plan is not diluted and remains a 49% interest in the outstanding shares of the Reorganized Debtor; and provided further that for a period of one year from the Effective Date there shall be no dilution of any shares issued under the Plan absent the consent of 75% of all outstanding shareholders. The Debtor's Certificate of incorporation will also be amended and restated in its entirety consistent with the provisions of the Plan and the entity that will emerge as the Reorganized Debtor.

         The general terms of the plan were agreed to by the Debtor, the Creditors' Committee and the Investor and previously incorporated in a certain consent order of the Court dated December 16, 1998.

         The key terms of the understanding between the parties are contained in paragraphs 10a through 10f of the December 16, 1998 Order which is incorporated in the Plan herein by reference.

         Moreover, in accordance with the understanding of the parties:

                  "Anything to the contrary notwithstanding, this plan incorporates by reference the business terms and conditions stated in paragraph 10a through 10f of the Order and to the extent of inconsistency with any other terms of this plan, paragraph 10a through 10f of the Order shall be controlling" (the "Plan").

                                   ARTICLE X
                                   ---------
                POST-CONFIRMATION FEES, REPORTS AND FINAL DECREE
                ------------------------------------------------

          A. POST CONFIRMATION UNITED STATES TRUSTEE QUARTERLY FEES.
             -------------------------------------------------------

         A quarterly fee shall be paid by the Reorganized Debtor to the United States Trustee, for deposit into the Treasury, for each quarter (including any fraction thereof) until this case is converted, dismissed, or closed pursuant to a Final Decree, as required by 28 U.S.C. ss. 1930(a)(6).

          B.  CHAPTER  11 POST-CONFIRMATION REPORTS AND FINAL DECREE
              ------------------------------------------------------

              (a) POST-CONFIRMATION REPORTS.

        At the end of the first quarter after entry of the Confirmation ORder, the Reorganized Debtor shall file a post-confirmation status report, the purpose of which is to explain the progress made toward substantial consummation of the confirmed Plan of Reorganization. The report shall include a statement of receipts and disbursements, with the ending cash balance, for the entire quarter. The report shall also include information sufficiently comprehensive to enable the Court to determine: (1) whether the Order confirming the Plan has become final; (2) whether depositions, if any, required by the Plan have been distriubuted; (3) whether any property proposed by the Plan to be transferred has been transferred; (4) whether the Reorganized Debtor under the Plan has assumed the business or the management of the property dealt with by the Plan;
(5) whether payments under the Plan have commenced; (6) whether accrued fees due to the United States Trustee under 28 U.S.C. ss. 1930(a)(6) have been paid; and
(7) whether all motions, contested matters and adversary proceedings have been finally resolved. Further reports must be filed at the end of every quarter thereafter until entry of a Final Decree, unless otherwise ordered by the Court.


          (b) SERVICE OF REPORTS.


         A copy of each report shall be served, no later than the day upon which it is filed with the Court, upon the United States Trustee, the Debtor, the Creditors' Committee and such other persons or entities as may request such reports in writing by special notice filed with the Court.

          (c) FINAL DECREE.


         After the estate is fully administered, the Reorganized Debtor shall file an application for a Final Decree, and shall serve the application on the United States Trustee, together with a proposed Final Decree. The United States Trustee shall have twenty (20) days within which to object or otherwise comment upon the Court's entry of the Final Decree.

                                   ARTICLE XI
                                   ----------
                                    DISCHARGE


       Pursuant to Section 1141(d)(1) of the Code, the Confirmation Order
shall act as a discharge against the Debtor, its Estate, its assets, and its successors and assigns as of the Effective Date of the Plan, and through the Effective Date of the Plan including principal interest, costs and attorneys' fees, and expressly including, but not limited to, all claims of the holders of any promissory notes or debentures, all claims relating to loans to the Debtor, and all claims arising under any Equipment Agreements contracts, license agreements, or lease agreements with the Debtor and all post-petition administration claims. All such Claims shall be paid in accordance with the provisions of this Plan to the extent they became Allowed Claims.

         Except as otherwise stated in the Plan, the Debtor will retain, free and clear of all claims, all of the Debtor's assets as of the Effective Date.

                                  ARTICLE XII
                                  -----------
                            RETENTION OF JURISDICTION
                            -------------------------

         The Bankruptcy Court shall retain jurisdiction of these cases pursuant to the provisions of Chapter 11 of the Code until final allowance or disallowance of all claims, and also with respect to the following matters:

         To enable the Debtor to commence, prosecute, settle, compromise, abandon, or consummate any and all proceedings to set aside liens and encumbrances, and to recover any preferences, transfers, assets, claims and/or damages to which the Debtor may be entitled under applicable provisions of the Code or other federal, state, or local law;

          To adjudicate all controversies regarding the validity, extent and enforceability of any liens, encumbrances or interests in and to the assets;

          To adjudicate all controversies concerning the classification or allowance of any claims or interests;

          To review and determine all claims or to adjudicate all controversies arising from the assumption, assignment, or the rejection of any executory contracts or unexpired leases, (including License Agreements) and to assist in consummation of the assumption, assignment, or the rejection of any such executory contracts or unexpired leases (including License Agreements);

          To assist the Debtor in all aspects of effectuating the within Plan, including enforcement of any provisions of this Plan or the code with respect to the payment of any claims;

          To determine damages in connection with any disputed, contingent, or unliquidated claims, whether secured, priority, or unsecured;

          To adjudicate all claims with respect to a security or ownership interest in any property of the Debtor or any proceeds thereof; To adjudicate all claims or controversies arising out of any purchases, sales, contracts, leases, or obligations undertaken by the Debtor prior to confirmation of the Plan;

          To recover all assets and properties of the Debtor and its estate, wherever located;

          To hear and determine all applications, adversary proceedings and contested matters properly pending on the Date of Confirmation or property brought thereafter by the Debtor in accordance with the provisions of the Plan;


          To  correct  any  defect,   cure  any   omission  or   reconcile   any
inconcsitency in the Plan or Confirmation Order as may be necessary to effectuate the purposes and intent of the Plan;

          To assist the Debtor and adjudicate any and all other matters with respect to the Chapter 11 proceeding of the Debtor as this Court may deem just and necessary; and

         To enter a final decree closing this Chapter 11 case as and when may be appropriate.

                                              E.B. ACQUISITION LLC

                                              By its Attorneys,


                                              Abraham Backenroth, Esq. (AB-1989)
                                              Backenroth & Grossman, LLP
                                              885 Second Avenue
                                              New York, NY  10017
                                              Telephone:  (212) 593-1100
                                              Facsimile:  (212) 644-0544
                                              Dated:


                                              QUADRAX CORPORATION

                                              By its Attorney,


                                              Diane Finkle, Esq.
                                              State Bar No. 2644
                                              WINOGRAD, SHINE & ZACKS, P.C.
                                              123 Dyer Street
                                              Providence, RI  02903
                                              Telephone:  (401) 273-8300
                                              Facsimile:  (401) 272-5728
                                              Dated: